PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                               OMNICOM GROUP INC.
                        1,000,000 Shares of Common Stock
                                ($.15 Par Value)

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      This document supplements the Prospectus dated January 28, 1998 relating to 1,000,000 shares of Common Stock, par value $.15 per share (the "Common Stock") of the Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of Omnicom Canada Inc. ("OCI"), a corporation incorporated under the laws of Ontario and a wholly owned subsidiary of the Company, originally issued in a private offering in Canada by OCI for the Class A Common Shares and Class B Common Shares of Quintenco Holdings Inc., a corporation (now amalgamated with OCI) under the laws of Ontario ("QHI"), in connection with the combination of OCI and QHI. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On August 22, 2003, the closing price of the Common Stock as reported on the New York Stock Exchange was $76.79 per share. The Common Stock is traded under the symbol "OMC."

      Each Selling Shareholder does not own in excess of 1% of the Common Stock of the Company and since each Selling Shareholder may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common
Stock:

                                       Amount of Shares            Amount of
                                      Beneficially Owned          Shares to be
Name of Selling Shareholder         as of August 22, 2003       Offered for Sale
---------------------------         ---------------------       ----------------
1222287 Ontario Inc.                      11,375                     11,375

Patrick Joseph Walshe                        540                        540

1222286 Ontario Inc.                       5,000                      5,000

      Except for the purchase of the shares of Common Stock, each Selling Shareholder has not had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is August 27, 2003.